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                                                      Exhibit 5

August 29, 1994

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

I am Assistant General Counsel of USX Corporation, a Delaware corporation (hereinafter the "Corporation"), and have served as counsel to the Corporation in connection with the preparation of the Registration Statement on Form S-3 (hereinafter the "Registration Statement") for the proposed issue of the
Corporation's: (1) Debt Securities (the "Debt Securities"), (2) Preferred Stock, (3) USX-Marathon Group Common Stock ("Marathon Stock"), (4) USX-U.S. Steel Group Common Stock ("Steel Stock)", or (5) USX-Delhi Group Common Stock ("Delhi Stock") or any combination of the foregoing at an aggregate public offering price of $137,281,250. The Preferred Stock, the Marathon Stock, the Steel Stock and the Delhi Stock are collectively referred to as the "Shares".

As Assistant General Counsel, I am familiar with the Corporation's Certificate of Incorporation and its By-laws. I have also examined, or caused those acting under my supervision to have examined, the Registration Statement, the Indenture between the Corporation and PNC Bank, National Association, dated as of March 15, 1993, pursuant to which the Debt Securities will be issued (the "Indenture"), and such other records and documents, including certificates of government officials and corporate officers, that I have deemed necessary or desirable in rendering the opinion set forth below. In rendering such opinion, I have presumed the genuineness of all documents examined and the accuracy of all statements of fact contained therein.

Based upon the foregoing, I am of the opinion that:

1. When the Debt Securities have been duly authorized and are executed and authenticated in accordance with the terms of the Indenture and delivered to holders against receipt of payment, the Debt Securities will be legal, valid and binding obligations of the Corporation enforceable against it in accordance with the terms thereof. The foregoing opinion is qualified to the extent such enforceability may be limited by any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and by general principles of equity.




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Securities and Exchange Commission
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August 29, 1994


2. When the Shares have been duly authorized, executed by the Corporation and delivered against receipt of payment, the Shares will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,



John A. Hammerschmidt